Exhibit 3.3

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

REVIV3 PROCARE COMPANY

Reviv3 Procare Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 21, 2015.

2.	The Corporation has not issued or received payment for any of its stock.

3.	The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

4.	The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto, and is incorporated herein by this reference.

IN WITNESS WHEREOF, Reviv3 Procare Company has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this 1st day of June, 2015.

Reviv3 Procare Company

By:	/s/ Roger Davis
Roger Davis
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

REVIV3 PROCARE COMPANY

ARTICLE I.

The name of this corporation is Reviv3 Procare Company (the “Corporation”).

ARTICLE II.

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle, 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV.

A.       Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is One Hundred Twenty Million (120,000,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock, each with a par value of $0.0001 per share, and Twenty Million (20,000,000) shares shall be Preferred Stock, each with a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

B.       Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.       Voting Power. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation. Unless required by law, there shall be no cumulative voting.

ARTICLE V.

Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.       The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2.       After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to Section 141(d) of the General Corporation Law shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders of the Corporation entitled to vote unless provisions for such classification shall be set forth in this Amended and Restated Certificate of Incorporation.

3.       Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Amended and Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Section 242(b)(2) of the General Corporation Law shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

ARTICLE VII.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII.

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE IX.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

If and to the extent that the Corporation may from time to time be or become subject to certain provisions of the California General Corporation Law (“CGCL”) pursuant to operation of Section 2115 thereof, then, as authorized by Section 317(g) of CGCL, for the duration of any such period, the Corporation is authorized to indemnify officers, directors, employees, and agents of this Corporation (and any other person to which applicable law permits this Corporation to provide indemnification) in excess of that which is otherwise permitted under Section 317 of the CGCL, subject only to the limits created by applicable Delaware law (statutory or non-statutory).

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE XI.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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